Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Avenue Mutual Funds Trust of our report dated December 21, 2017, relating to the financial statements and financial highlights, which appears in Avenue Credit Strategies Fund’s, a series of Avenue Mutual Funds Trust, Annual Report on Form N-CSR for the year ended October 31, 2017.  We also consent to the references to us under the headings “Financial Highlights Information”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 26, 2018